UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: February 10, 2012

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 10, 2012, Empire Energy Corporation International issued a press release, as follows:

Empire applies for two exploration licenses with the intent to develop identified Tasmania Basin black coal potential

LEAWOOD, Kan., Friday, February 10, 2012 -- Empire Energy Corporation International (Empire) (Pink Sheets: EEGC.pk - News) announces that it has established a Special Purpose Vehicle (“SPV”), to apply for exploration licenses, with the intent to develop identified Tasmania Basin thermal black coal potential. Two Exploration License Applications over the Mt Lloyd Area (within EL14/2009) have been submitted to the Director of Mines at Mineral Resources Tasmania for approval.  Both are Category 2 Minerals including coal and coal bed methane.  The first covers approximately 250km2 of land in the Northern Mt Lloyd area of Southern Tasmania.  The second covers approximately 250km2 of land in the Southern Mt Lloyd area of Southern Tasmania.  The intent is to conduct drilling and further seismic surveys to prove up possible resources and reserves to a Joint Ore Reserves Committee (JORC) code reporting standard on these license areas.

The coal measures being assessed have been identified through 30 years of collective research and exploration (www.empireenergy.com technical papers) within the Tasmania Basin by Conga Oil Pty Ltd, a predecessor company of Great South Land Minerals Ltd. Great South Land Minerals Ltd itself is a subsidiary of Empire, whose detection of coal across the basin was mainly through seismic methods, calibrated by the Hunterston stratigraphic well (32.5km east of the Bellevue drill site), by way of coal core analysis and a down hole seismic velocity survey prior to shooting the 2D regional seismic. This was also in combination with extensive studies on the Tasmania basin development, geology, stratigraphic drill holes, open pits, underground drill holes, mapping of coal outcrops and old mining records to help identify prospective areas.

Currently Tasmania produces 500,000 tonnes of coal per year for local consumption from historically identified, measured and indicated in situ reserves of over 578 million tonnes, as reported by the Tasmanian government geological survey (Bacon 1991, Appendix 1), which pre-dates the JORC compliant guidelines. Tasmania has 10 major coal fields which cover over 42 local coal fields all within the Tasmania Basin, which is about 30,000 Sq. Km in area, of which most is potentially prospective for coal. Historically, mines extracted only a fraction of the coal at Mt Lloyd as it was marginally economic to extract and operationally difficult.  With a strong international market for Australian black coal more than doubling the average price since 2005, together with significant major new road and port infrastructure development in part for the large cable logging operations completed at Mt Lloyd, has now made coal mining an exciting prospect.

http://www.mrt.tas.gov.au/pls/portal/docs/PAGE/MRT_INTERNET_PAGE_GROUP/MRT_PUBLICATIONS/MR

T_PUBLICATIONS.PDF no 64. Coal Resources of Tasmania, by C. A. Bacon, 1991

Source:http://www.indexmundi.com/commodities/?commodity=coalaustralian&months=120

Empire is an international oil and gas exploration company, focusing on developing assets in one of the world's last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania's central and northern basins.

This Press Release contained forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,”   “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire’s ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int’l, please refer to its 10-KSB and 10 QSB reports filed with the U.S. Securities and Exchange Commission.

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: February 10, 2012

By: /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer